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                                                                   EXHIBIT 10.56



                            STOCK PURCHASE AGREEMENT

                                 by and between

                         WILLIAMS COMMUNICATIONS, INC.,

                      CONFERENCING ACQUISITION CORPORATION

                                       and

                                  GENESYS, S.A.

                            Dated as of June 30, 1999


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                                TABLE OF CONTENTS

                            STOCK PURCHASE AGREEMENT

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ARTICLE I.  PURCHASE AND SALE OF SHARES.....................................  2
         1.01     Shares Being Sold.........................................  2
         1.02     Purchase Price............................................  2
         1.03     Net Current Asset Adjustment..............................  2
         1.04     Capital Expenditures......................................  7

ARTICLE II.  CLOSING........................................................  8
         2.01     Date of Closing...........................................  8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER......................  8
         3.01     Organization and Authority................................  8
         3.02     Capital Stock of the Company..............................  9
         3.03     Subsidiaries..............................................  9
         3.04     Authorization of Agreement................................ 10
         3.05     No Conflicts.............................................. 10
         3.06     Litigation................................................ 11
         3.07     No Consents............................................... 11
         3.08     Financial Statements...................................... 11
         3.09     Undisclosed Liabilities................................... 13
         3.10     Title to and Condition of Assets.......................... 13
         3.11     Compliance with Law....................................... 13
         3.12     Intellectual Property..................................... 14
         3.13     Contracts and Commitments................................. 15
         3.14     Employees and Employee Benefits........................... 16
         3.15     Absence of Certain Changes................................ 18
         3.16     Restrictions on Property.................................. 20
         3.17     Taxes..................................................... 20
         3.18     No Brokers................................................ 21
         3.19     Disclosure................................................ 21
         3.20     Sufficiency of Assets..................................... 21
         3.21     Transactions with Affiliates.............................. 22
         3.22     Software.................................................. 22
         3.23     Environmental Matters..................................... 22
         3.24     Real and Personal Property Leased to Seller............... 24
         3.25     Absence of Sensitive Payments............................. 25
         3.26     Labor Disputes;  Unfair Labor Practices................... 26


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
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         3.27     Insurance Policies........................................ 26
         3.28     Customers................................................. 27
         3.29     Bridge Capacity and Location.............................. 27
         3.30     Corporate Documents; Officers and Directors............... 27

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER..................... 28
         4.01     Organization of Purchaser................................. 28
         4.02     Authorization of Agreement................................ 28
         4.03     No Brokers................................................ 28
         4.04     Purchase for Investment................................... 29
         4.05     No Conflicts.............................................. 30

ARTICLE V.  CONDUCT PRIOR TO THE CLOSING.................................... 31
         5.01     General................................................... 31
         5.02     Seller's Obligations...................................... 31

ARTICLE VI.  CONDITIONS TO CLOSING.......................................... 38
         6.01     Conditions to Seller's Obligations........................ 38
         6.02     Conditions to Purchaser's Obligations..................... 39

ARTICLE VII. FURTHER AGREEMENTS OF THE PARTIES.............................. 40
         7.01     Expenses.................................................. 40
         7.02     Cooperation after Closing................................. 41
         7.03     Employees................................................. 41
         7.04     Transfer Taxes............................................ 42
         7.05     Mail...................................................... 42
         7.06     Confidentiality Agreements................................ 42
         7.07     Books and Records......................................... 42
         7.08     Consents.................................................. 43
         7.09     Non-Solicitation.......................................... 44
         7.10     Insurance................................................. 44
         7.11     Expenses or Assets of the Business........................ 44
         7.12     Confidentiality and Publicity............................. 45
         7.13     Section 338(h)(10) Election............................... 46
         7.14     Deferred Revenue-Bridges Liability........................ 48

ARTICLE VIII.  CLOSING DATE DELIVERIES...................................... 48
         8.01     Documents to be Delivered by Seller....................... 48
         8.02     Documents to be Delivered by Purchaser.................... 49
         8.03     Funds to be Delivered..................................... 50

ARTICLE IX.  INDEMNIFICATION................................................ 50
         9.01     Survival.................................................. 50
         9.02     Indemnification by Seller................................. 50
         9.03     Indemnification by Purchaser.............................. 52


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
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         9.04     Notice to the Indemnitor.................................. 52
         9.05     Right of Parties to Settle or Defend...................... 52
         9.06     Settlement Proposals...................................... 53
         9.07     Reimbursement............................................. 54

ARTICLE X.  EFFECT OF TERMINATION/PROCEEDING................................ 55
         10.01    Right to Terminate........................................ 55
         10.02    Remedies.................................................. 55

ARTICLE XI.  MISCELLANEOUS.................................................. 56
         11.01    Entire Agreement.......................................... 56
         11.02    Governing Law; Arbitration................................ 56
         11.03    Amendment; Waiver......................................... 57
         11.04    Notices................................................... 57
         11.05    Separability.............................................. 59
         11.06    Assignment and Binding Effect............................. 59
         11.07    No Benefit to Others...................................... 59
         11.08    Counterparts.............................................. 59
         11.09    Interpretation............................................ 60

DEFINITIONS

"AAA" shall have the meaning provided in Section 11.02.

"ACT" shall have the meaning provided in Section 3.02.

"ACCUMULATED FUNDED DEFICIENCY" shall have the meaning provided in
Section 3.14(d).

"ADDITIONAL AGREEMENTS" shall have the meaning provided in Section 7.01.

"AFFILIATE" shall mean with respect to a person or entity, any other person or entity that controls, is controlled by, or is under common control with, such person or entity.

"AGREEMENT" shall have the meaning provided in the preambles.

"ARBITRATOR" shall have the meaning provided in Section 1.03(d).

"ASSETS" shall mean all of the properties, rights and assets of Seller, of every kind, nature and description, tangible or intangible, used or necessary for the Business, whether arising by contract, law, or otherwise, including any such assets or rights that have been written off or have not been included on the books of Seller, as the same shall exist immediately prior to the Closing, the tangible fixed assets of which are situated in and around Denver, Colorado or are listed on Schedule 5.02(a)(i), except for the Excluded Assets, which Excluded Assets are more particularly


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described in Section 5.02(a)(ii) and the Schedule referred to therein.

"ASSUMED LIABILITIES" shall have the meaning provided in Section 5.02(a)(iii).

"BASKET AMOUNT" shall have the meaning provided in Section 9.02.

"BENEFITS" shall have the meaning provided in Section 7.03.

"BUSINESS" shall mean the audio and video conferencing business conducted by Conferencing primarily from its location in Denver, Colorado, as such business is conducted immediately prior to the Closing, excluding the Tulsa Business.

"CLOSING" shall have the meaning provided in Section 2.01.

"CLOSING DATE" shall have the meaning provided in Section 2.01.

"CLOSING DATE BALANCE SHEET" shall have the meaning provided in Section 1.03(a)(i).

"CLOSING DATE CURRENT ASSETS" shall have the meaning provided in Section 1.03(a)(ii).

"CLOSING DATE CURRENT LIABILITIES" shall have the meaning provided in Section 1.03(a)(iii).

"CLOSING DATE NET CURRENT ASSET AMOUNT" shall have the meaning provided in
Section 1.03(a)(iv).

"CLOSING DATE RECEIVABLES" shall have the meaning provided in Section
1.03(a)(v).

"CODE" shall have the meaning provided in the preambles.

"COLLECTION DATE" shall have the meaning provided in Section 1.03(a)(v).

"COMPANY" shall have the meaning provided in the preambles.

"CONFERENCING" shall have the meaning provided in the preambles.

"CONFERENCING SERVICES AGREEMENT" shall have the meaning provided in Section 8.01(d).

"CONFIDENTIAL INFORMATION" shall have the meaning provided in Section 7.12(a).

"CONTRACTS" shall have the meaning provided in Section 5.02(a)(12).

"COPYRIGHTS" shall have the meaning provided in Section 5.02(a)(8).

"DAMAGES" shall have the meaning provided in Section 9.02.


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"DEFICIENCY" shall have the meaning provided in Section 1.03(a)(vi).

"DISPUTED ITEM" OR "DISPUTED ITEMS" shall have the meaning provided in Section 1.03(c)(ii).

"DOJ" shall have the meaning provided in Section 6.01(e)

"EMPLOYEE" shall have the meaning provided in Section 3.14(a).

"EMPLOYEE BENEFIT PLAN" shall have the meaning provided in Section 3.14(b)(i).

"EMPLOYEE BENEFIT PROGRAM" OR "EMPLOYEE BENEFIT PROGRAMS" shall have the meaning provided in Section 3.14(b)(ii).

"ENVIRONMENTAL CLAIM" shall have the meaning provided in Section 3.23(e).

"ENVIRONMENTAL LAWS" shall have the meaning provided in Section 3.23(e).

"ERISA" shall have the meaning provided in Section 3.14(b)(i).

"EVENTS MANAGEMENT" shall mean the integration (and not individual sale of component parts) of video events, including the integration of video conferencing with other services, encompassing fiber optic cable, satellite, ISDN and internet protocol transmission, whether interactive or non-interactive, utilized by customers for the purpose of corporate communications or messaging, sales or product roll-outs or sales training, and shall include project management, AV equipment rental, third party production and direct customer distribution.

"EVENTS RESELLER AGREEMENT" shall have the meaning provided in Section 8.01(e).

"EXCLUDED ASSETS" shall have the meaning provided in Section 5.02(a)(ii).

"EXCLUDED LIABILITIES" shall have the meaning provided in Section 5.02(a)(iii).

"EXPENDITURES" shall have the meaning provided in Section 1.04.

"E&Y" shall have the meaning provided in Section 1.03(d).

"FINANCIAL STATEMENTS" shall have the meaning provided in Section 3.08(a).

"FTC" shall have the meaning provided in Section 6.01(e).

"GAAP" shall have the meaning provided in Section 1.03(a)(ii).

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall have the meaning provided in
Section 11.09.


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"HSR ACT" shall have the meaning provided in Section 6.01(e).

"INDEMNIFIED PURCHASER PARTIES" shall have the meaning provided in Section 9.02.

"INDEMNITEE" shall have the meaning provided in Section 9.04.

"INDEMNITOR" shall have the meaning provided in Section 9.04.

"INVENTORY" shall have the meaning provided in Section 5.02(a)(13).

"LIEN" shall mean any mortgage, pledge, security interest, lien, or encumbrance of any kind.

"LOSSES" shall have the meaning provided in Section 9.02.

"MARKS" shall have the meaning provided in Section 5.02(a)(6).

"MATERIAL CONTRACTS" shall have the meaning provided in Section 3.13(a).

"MATERIAL OF ENVIRONMENTAL CONCERN" shall have the meaning provided in Section 3.23(e).

"NON-COMPETITION AGREEMENT" shall have the meaning provided in Section 8.01(c).

"PATENTS" shall have the meaning provided in Section 5.02(a)(7).

"PLAN" OR "PLANS" shall have the meaning provided in Section 3.14(b)(i).

"PROHIBITED TRANSACTION" shall have the meaning provided in Section 3.14(d).

"PROPOSED SETTLEMENT" shall have the meaning provided in Section 9.06(a).

"PURCHASE PRICE" shall have the meaning provided in Section 1.02(a).

"PURCHASE PRICE ALLOCATION" shall have the meaning provided in Section 7.13(b).

"PURCHASER" shall have the meaning provided in the preambles.

"PURCHASER'S ADDITIONAL AGREEMENTS" shall have the meaning provided in Section 4.01.

"PWC" shall have the meaning provided in Section 1.03(d).

"REGULATED PROPERTIES" shall have the meaning provided in Section 3.23(a).

"REPORTABLE EVENT" shall have the meaning provided in Section 3.14(d).


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"SHARES" shall have the meaning provided in the preambles.

"SCHEDULE OF CAPITAL EXPENDITURES" shall have the meaning provided in Section 1.04(e).

"SECTION 338(H)(10) ELECTIONS" shall have the meaning provided in Section
7.13(a).

"SELLER" shall have the meaning provided in the preambles.

"SELLER'S ADDITIONAL AGREEMENTS" shall have the meaning provided in Section
3.01.

"SOFTWARE" shall have the meaning provided in Section 3.22.

"TAX" shall have the meaning provided in Section 3.17.

"TAX RETURNS" shall have the meaning provided in Section 3.17.

"TRANSITION SERVICES AGREEMENT" shall have the meaning provided in Section 8.01(f).

"TULSA BUSINESS" shall mean the business of Conferencing of (i) providing video conferencing services to companies within the Williams group of companies for their internal use using the technology currently used by Conferencing in providing such services, including provision of ISDN video conferencing services internally until September 25, 2000 and (ii) providing Events Management.


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                            STOCK PURCHASE AGREEMENT

         AGREEMENT (this "Agreement"), dated as of the 30th day of June, 1999, by and among Williams Communications, Inc., a Delaware corporation ("Seller"), Conferencing Acquisition Corporation, a Delaware corporation (the "Company") and Genesys, S.A., a French corporation ("Purchaser").

         WHEREAS, Williams Conferencing, a division of Seller ("Conferencing"), offers worldwide audio and video conferencing services and special events management to businesses;

         WHEREAS, Seller owns 1000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company, which Shares constitute all of the issued outstanding securities of the Company;

         WHEREAS, in order to induce Purchaser to acquire the Shares, Seller shall transfer certain of the assets and certain of the liabilities of Conferencing to the Company;

         WHEREAS, subsequent to such transfer, and upon the terms and conditions set forth herein, Seller desires to sell, and Purchaser desires to purchase, the Shares;

         WHEREAS, the parties hereto intend that the purchase of the Shares by Purchaser constitute a "qualified stock purchase" for purposes of Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"), and will be treated for tax purposes, in accordance with Section 338(h)(10) of the Code and comparable tax provisions of state and local law, as a purchase of the Assets (as herein defined).

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


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                     ARTICLE I. PURCHASE AND SALE OF SHARES.

         1.01 SHARES BEING SOLD.

                  Upon the terms and subject to the conditions of this Agreement, on the Closing Date referred to in Article II hereof, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Shares.

         1.02 PURCHASE PRICE.

         (a) In consideration of the sale, assignment, transfer and delivery of the Shares by Seller to Purchaser at the Closing and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to pay to Seller at the Closing Thirty-Nine Million Dollars ($39,000,000) (the "Purchase Price"), subject to adjustment as provided in Sections 1.03 and 1.04 below.

         (b) All payments to be made on the Closing Date pursuant to this
Section 1.02 shall be made by wire transfer of immediately available funds to the account or accounts specified in writing by Seller.

         1.03 NET CURRENT ASSET ADJUSTMENT.

         (a) Definitions.

                  For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "Closing Date Balance Sheet" shall mean the balance sheet of the Company setting forth the Closing Date Current Assets and Closing Date Current Liabilities (each as hereinafter defined).

                  (ii) "Closing Date Current Assets" shall mean, as of the Closing Date, the net


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amount of those current assets of the Company on the Closing Date Balance Sheet, determined in accordance with Generally Accepted Accounting Principles ("GAAP"), consistently applied, except that (u) amounts due from MCI/WorldCom shall be excluded, (v) cash and cash equivalents shall be excluded, (w) the determination of Accounts Receivable shall be equal to the Closing Date Receivables as hereinafter set forth, (x) amounts due from any Affiliates of the Company shall be excluded, (y) amounts of uncleared checks received prior to the Closing Date from third parties and not subsequently cleared within sixty (60) days after the Closing Date shall be reclassified as "Accounts Receivable", and (z) credit balances in "Accounts Receivable" (other than reserves) shall be reclassified as "Accounts Payable".

                  (iii) "Closing Date Current Liabilities" shall mean, as of the Closing Date, the current liabilities of the Company on the Closing Date Balance Sheet, in the categories to be agreed upon by the parties on or prior to Closing, determined in accordance with GAAP, consistently applied, except that
(y) amounts due to any Affiliate of the Company shall be excluded, and (z) debit balances in "Accounts Payable" shall be classified as "Accounts Receivable."

                  (iv) "Closing Date Net Current Asset Amount" shall mean the Closing Date Current Assets less Closing Date Current Liabilities. The Closing Date Net Current Asset Amount can be a positive or negative number.

                  (v) "Closing Date Receivables" shall mean those accounts receivable of the Company on the books of the Company on the Closing Date that
(i) with respect to accounts receivable that were on the books of Seller on May 31, 1999, are collected as of the four month anniversary of the end of the month in which the Closing Date occurs, or, if the Closing Date


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is no more than ten days after the end of the preceding month, as of the four month anniversary of the last day of such preceding month, and (ii) with respect to accounts receivable not on the books of Seller on May 31, 1999 (i.e., receivables generated after such date), are collected as of the five month anniversary of the end of the month in which the Closing Date occurs, or, if the Closing Date is no more than ten days after the end of the preceding month, as of the five month anniversary of the last day of such preceding month (the date referred to in (ii) being the "Collection Date").

                  (vi) "Deficiency" shall mean the amount, if any, by which the Closing Date Net Current Asset Amount is less than One Million Dollars ($1,000,000).

                  (vii) "Excess" shall mean the amount, if any, by which the Closing Date Net Current Asset Amount is more than One Million Dollars ($1,000,000).

         (b) Effect of Deficiency or Excess. The amount of any Deficiency or Excess shall be reviewed and resolved in accordance with Sections 1.03(c) and 1.03(d) and shall be paid, if applicable, in accordance with Sections 1.03(e) and 1.03(f).

         (c) Delivery of Closing Date Balance Sheet.

                  (i) No later than 90 days after the Closing Date, Purchaser shall deliver to Seller the preliminary Closing Date Balance Sheet (the "Preliminary Statement"); provided, in lieu of the amount of the Closing Date Receivables, the Preliminary Statement shall include the Accounts Receivable of the Company (net of reserves) as of the Closing Date.

                  (ii) Seller shall have forty-five (45) days from its receipt of the Preliminary Statement to notify Purchaser if it objects to any item on the Preliminary Statement. Any such notice shall specify the item or items in dispute (a "Disputed Item" or "Disputed Items").


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                  (iii) If either (A) Seller does not deliver to Purchaser its objections in writing to the Preliminary Statement within forty-five (45) days of its receipt of such statement, or (B) Seller acknowledges in writing that the Preliminary Statement is accurate, the Preliminary Statement shall be final, binding and conclusive on all parties.

                  (iv) Within thirty (30) days after the later of (A) the Collection Date, (B) the date the Preliminary Statement is finally determined in accordance with clause (iii) above or (C) all Disputed Items are resolved, Purchaser shall deliver to Seller the Closing Date Balance Sheet, setting forth the Closing Date Receivables, which is the only change that shall be made by Purchaser to the final version of the Preliminary Statement.

                  (v) Seller shall have thirty (30) days from its receipt of the Closing Date Balance Sheet to notify Purchaser if it objects to the Closing Date Receivables (which is the only item on the Closing Date Balance Sheet which the parties may dispute as a Disputed Item).

                  (vi) If either (A) Seller does not deliver to Purchaser its objections in writing to the Closing Date Balance Sheet within thirty (30) days of its receipt of such statement, or (B) Seller acknowledges in writing that the Closing Date Balance Sheet is accurate, the Closing Date Balance Sheet shall be final, binding and conclusive on all parties.

         (d) Arbitration. If Purchaser and Seller shall be unable to resolve any Disputed Items within thirty (30) days after notice from Seller to Purchaser that a dispute exists, then Seller's accounting representative, Ernst & Young ("E&Y"), and Purchaser's accounting representative, PricewaterhouseCoopers ("PWC"), shall endeavor in good faith to resolve any Disputed Item or Disputed Items. Either party may change its representative to an accounting firm other than E&Y or PWC at any time prior to the thirtieth (30th) day after any notice as set forth in the preceding


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sentence, by notice in writing to the other party. In the event that E&Y and PWC are unable to resolve the Disputed Item(s) within thirty (30) days, E&Y and PWC shall together, within ten (10) days thereafter, appoint a representative from the office of an accounting firm other than E&Y and PWC to arbitrate the dispute (the "Arbitrator"). Seller and Purchaser shall, within the next twenty (20) days thereafter, present their positions with respect to the Disputed Item or Disputed Items to the Arbitrator together with such other material as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the parties' materials, submit a written decision on each Disputed Item to the Seller and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final and binding on each party to this Agreement. The cost of the Arbitrator shall be borne 50% by Seller and 50% by Purchaser.

         (e) Resolution of Deficiency or Excess. If it is finally determined pursuant to the provisions of this Section 1.03 that there is a Deficiency or an Excess, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of the Deficiency or Purchaser shall pay to Seller eighty percent (80%) of the amount of any Excess.

         (f) Payment. All payments for any Deficiency or Excess shall be made by wire transfer of immediately available funds to an account or accounts designated by Purchaser or Seller, as applicable.

         (g) Collection of Receivables.During the period between the date of this Agreement and the Closing Date, Seller shall use good faith efforts in collecting the Accounts Receivable on the books of the Company, it being understood that Seller's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency, or any other means of


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collection that might have an adverse effect on customer relationships. During the period after the Closing and prior to the Collection Date, Purchaser shall use good faith efforts to collect Accounts Receivables on the books of Company on the Closing Date. Purchaser shall provide to Seller, during the period after the Closing Date and prior to the Collection Date, on a monthly basis, a report of the collections made with respect to such Accounts Receivable.

         1.04 CAPITAL EXPENDITURES. (a) At Closing, Seller shall deliver to Purchaser a schedule (the "Schedule of Capital Expenditures") detailing the 1999 third party expenditures (of the type budgeted, but including capital expenditures for upgrades and enhancement of the billing and reservation systems for the Business) ("Expenditures") actually made by the Seller in connection with the Business during the period from January 1, 1999 through May 31, 1999. Such Schedule of Capital Expenditures shall be certified by the Chief Financial Officer of Seller as being a true and correct list of payments actually made by Seller between January 1, 1999 and May 31, 1999 in respect of Expenditures. If the Schedule of Capital Expenditures shows that the amount of Expenditures actually made between January 1, 1999 and May 31, 1999, including Expenditures for upgrades and enhancements of the billing and reservation systems for the Business, was less than $1,958,333, then the Purchase Price shall be reduced by the amount by which $1,958,333 exceeds actual Expenditures during such period.

         (b) On or prior to the Collection Date, Purchaser shall deliver to Seller a list of the Expenditures made by the Seller in connection with the Business for the period from June 1, 1999 through the Closing Date. Within thirty (30) days after receipt of such list, Seller may dispute the amount of, or failure to include, any item on such list by written notice to Purchaser. If no such notice is received by Purchaser within such time period the list shall be deemed final.


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The parties shall attempt to resolve any dispute with respect to such list in the manner provided in Section 1.03(d) hereof. Within ten (10) days of the finalization of such list or resolution of any disputed items on such list, whichever is later, Seller shall pay to Purchaser the amount, if any, by which the aggregate Expenditures on such list are less than the prorated amount of budgeted Expenditures for the period from June 1, 1999 through Closing (based on an annual budget of $4,700,000).

                              ARTICLE II. CLOSING.

         2.01 DATE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Breslow & Walker, LLP, 767 Third Avenue, New York, NY 10017, on July 30, 1999 or on such other date as the parties may agree. The actual time and date of Closing are hereinafter referred to as the "Closing Date." All calculations hereunder to be made as of the Closing Date shall be made as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to the Purchaser as follows:

         3.01 ORGANIZATION AND AUTHORITY. Seller and the Company each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. In connection with the Business, Seller has qualified to do business in all jurisdictions in which qualification is necessary in order to conduct the Business. The Company has not qualified to do business in any jurisdiction other than Delaware, as it is not doing business and will not do business prior to Closing. Seller has not failed to qualify to do business in any jurisdiction where the failure to so qualify would materially adversely affect the financial condition of the Business


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or its ability to perform its obligations under this Agreement and the other agreements and instruments referred to in Section 8.01 of this Agreement to be executed and delivered by Seller ("Seller's Additional Agreements") or its ability to operate the Business. Seller has, and the Company shall have at Closing, the full power and authority to own or lease and operate its properties relating to the Business and to carry on the Business as now being operated and conducted. Seller has full power and authority to carry out the transactions contemplated by this Agreement and Seller's Additional Agreements.

         3.02 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 1000 shares of common stock, par value $1.00 per share, of which the Shares are the only issued and outstanding securities of the Company. The Shares are duly and validly issued, outstanding, fully paid and non-assessable and are subject to no preemptive rights. None of the Shares were issued in violation of the Securities Act of 1933, as amended (the "Act"), or the securities or blue sky laws of any state or other jurisdiction. There are no outstanding options, warrants or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of capital stock of any class of the Company. Seller has complete and unrestricted power to sell, convey, assign, transfer and deliver the Shares to Purchaser. The transfer of the Shares pursuant to this Agreement will convey to Purchaser good, valid and marketable title to the Shares, free and clear of all Liens. Upon delivery of the Shares to Purchaser pursuant to this Agreement, Purchaser will have good, valid and marketable title to all the outstanding shares of capital stock of the Company, and the Shares will be, when delivered, duly authorized, validly issued, fully paid and non-assessable.

         3.03 SUBSIDIARIES. The Company does not (i) own, and on the Closing Date will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust, or other entity, or (ii) have any option, right, agreement or commitment of any kind, whether oral or in writing, to acquire any securities of or to make any investment in any person, corporation, partnership, joint venture, trust or other entity.

         3.04 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Seller of this Agreement and Seller's Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been, and Seller's Additional Agreements shall be on the Closing Date, duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability of this Agreement and Seller's Additional Agreements may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

         3.05 NO CONFLICTS. Neither the execution, delivery or performance of this Agreement or any of Seller's Additional Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will: (i) conflict with the Certificate of Incorporation or Bylaws of Seller; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time, or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Seller is a party or by which any of the Assets is bound, except for any required consents to assignment or other transfer of Contracts, which consents as to Material Contracts are listed on Schedule 3.13(b); (iii) constitute a violation by Seller of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Seller; or (iv) result in the creation of a Lien upon any of the Assets.

         3.06 LITIGATION. Except as set forth on Schedule 3.06, there are no actions, suits, inquiries, material claims, proceedings or investigations pending, or, to the best of Seller's knowledge, threatened before any court, arbitration panel or governmental or administrative body or agency (i) against Conferencing or the Company, (ii) against Seller relating to the Assets, the Business or the Shares, or (iii) otherwise relating to the Assets, the Business or the Shares or the transactions contemplated by this Agreement or Seller's Additional Agreements nor, to the best of Seller's knowledge, are there any facts which would provide a basis for any such action, suit, inquiry, claim, proceeding or investigation. None of the Assets, Business or Shares is subject to any judgment, order or decree entered in any lawsuit or proceeding.

         3.07 NO CONSENTS. Except as set forth on Schedule 3.07, no order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of Seller's Additional Agreements.

         3.08 FINANCIAL STATEMENTS. (a) Seller has delivered to Purchaser (i) Conferencing's unaudited income statements with regard to the Business for the years ended December 31, 1996, 1997 and 1998, and the four months ended April 30, 1999 (ii) Conferencing's unaudited balance sheets with regard to the Business as at December 31, 1996, 1997 and 1998, and April 30, 1999 and (iii) Conferencing's unaudited statements of cash flows for the year ended December 31, 1998, and the four months ended April 30, 1999 (collectively, the "Financial Statements"). Seller shall supply to Purchaser financial statements for the five months ended May 31, 1999 as soon as they are available and the definition of "Financial Statements" shall be deemed to include such May 31, 1999 financial statements after they are delivered. True and correct copies of the Financial Statements are attached as Schedule 3.08(a) hereto. Except as set forth on Schedule 3.08(a), the Financial Statements have been prepared in accordance with GAAP, consistently applied, from books and records maintained by Seller in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods presented.

         (b) The receivables of Conferencing either reflected on the unaudited balance sheet of Conferencing as at April 30, 1999 or created subsequent to April 30, 1999 are, and the receivables of the Company at Closing will be, to the extent not previously collected in full, true and valid receivables, created in the ordinary course of the business of Conferencing. Neither Seller nor the Company has permitted or agreed to any extension in the time for payment of receivables, accelerated billing or collection practices, except for efforts to remedy past billing problems in a manner which would not adversely effect customer relationships, or accepted reduced payments for early or prompt payment, other than in the ordinary course of business consistent with the past practice of Conferencing.

         (c) Except as set forth on Schedule 3.08(c), none of the obligations of Seller relating to the Business are, and none of the obligations of the Company at Closing will be, guaranteed either as to performance or payment by any other person, and neither (i) Seller, relating to the

Business, nor (ii) the Company has or will prior to Closing guarantee the obligations of any other person.

         3.09 UNDISCLOSED LIABILITIES. Except for the leases of real and personal property listed on Schedule 3.13, Schedule 3.24(a) and Schedule 3.24(b), and except for the liabilities of Conferencing reflected on the April 30, 1999 balance sheet or incurred in the ordinary course of business since such date, neither Conferencing, the Company, the Assets nor the Business are subject to any debt, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due.

         3.10 TITLE TO AND CONDITION OF ASSETS. Except as set forth on Schedule 3.10, Seller has, and the Company will have at Closing, good, valid, and marketable title to all of the Assets owned by it, valid leasehold interests in all real and personal property leased by it, and valid right, title and interest in all licenses used by it, in each case related to the Business, free and clear of all Liens. In all material respects, all of the tangible Assets have been adequately maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business for the purposes and uses intended. Except as set forth on Schedule 3.10 and Schedule 3.21 attached hereto, none of the tangible Assets are used by Seller, the Company or any third party in connection with any operation or business other than the Business. Schedule 3.10 attached hereto sets forth all the states and counties in which any of the tangible Assets are located (and a brief description of the Assets at each such location).

         3.11 COMPLIANCE WITH LAW. Neither Seller nor the Company is in violation (i) in any material respect of any applicable federal, state or local law, rule, regulation or ordinance, or (ii) of any judgment, writ, decree, injunction, order or any material requirement of any court, administrative agency, bureau, board, commission, office, department or other governmental authority or agency, in each case relating to the Business, and no notice has been received by Seller or the Company alleging any such violation.

         3.12 INTELLECTUAL PROPERTY. Schedule 3.12 attached hereto lists an accurate and complete description of all of the Marks, Patents and Copyrights (other than common law rights) owned, licensed, used or required for use by Seller (and by the Company on the Closing Date) for the Business. Except as set forth on Schedule 3.12 attached hereto, the Seller is, and the Company on the Closing Date shall be, the sole and exclusive owner of the Marks, Patents and Copyrights, free and clear of all Liens. Except as set forth on Schedule 3.12, no governmental registration of any of such Marks, Patents or Copyrights has lapsed, expired or been canceled, abandoned, opposed or been the subject of a re-examination request. Seller has received no notice of any actual or threatened claims that challenge the scope, validity or enforceability of any of the Marks, Patents or Copyrights. None of the Marks, Patents or Copyrights infringes on any trademarks, patents, copyrights or any other rights of any other person. Seller has received no notice of any actual or threatened claims of any third party for infringement of the copyrights, patents, trademarks, trade names or trade secrets of any third party by Seller or the Company relating to the Business, for unfair competition or based on the use by or challenging the ownership of or the right to use by Seller or the Company of the Marks, Patents or Copyrights. None of the Marks, Patents or Copyrights is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope of use thereof. To the best of Seller's knowledge, there are no infringing or diluting uses of the Marks, Patents or

Copyrights. Neither Seller nor the Company has granted any license, franchise or permit to any person or entity to use any of the Marks, Patents or Copyrights.

         3.13 CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.13,
Schedule 3.24(a) or Schedule 3.24(b):

         (a) Neither Seller nor the Company is party to or subject to any Contracts and there are no Contracts relating to the Assets or the Business, other than those customer contracts which, during the last three calendar years, involved less than $10,000 in any of such calendar years and those contracts other than customer contracts involving less than $10,000 in calendar year 1998. Such Contracts above such amount in such periods are referred to herein as "Material Contracts".

         (b) No consent by, notice to, or approval from any person or entity is required under any of the Material Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and Seller's Additional Agreements and the consummation of the transactions contemplated hereby or thereby, and the consummation of the transactions contemplated hereby shall not affect the terms or enforceability thereof or give rise to any right of termination whatsoever. No Material Contracts contain a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated hereby shall not result in any payment or payments becoming due from the Company to any person or give any person the right to terminate or alter the provisions of any Contract.

         (c) Neither Seller nor the Company is in default in any material respect, nor to the best of Seller's knowledge is there any basis for any claim of such default, under any Contracts made or obligations owed by Seller thereunder. All Material Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally. To the best of Seller's knowledge, none of the other parties to such Material Contracts is in default thereunder, nor is there any basis for any claim of such default.

         (d) Seller has heretofore delivered to Purchaser true and correct copies of all Material Contracts and will deliver at the Closing all written Contracts, and a summary of all oral Contracts. The Material Contracts are listed on Schedule 3.13, Schedule 3.24(a) or Schedule 3.24(b) and Schedule 5.02(a).

         3.14     EMPLOYEES AND EMPLOYEE BENEFITS.

         (a) Schedule 3.14 attached hereto sets forth (x) the name of each employee employed by Seller in connection with the Business and those employees to be employed by the Company on the Closing Date (each an "Employee"), (y) each such Employee's date of hire, title, current base salary and other compensation, and (z) each such Employee's gross earnings for the twelve months ended December 31, 1998 separately setting forth base salary, commission and other compensation (including gains on the exercise of stock options).

         (b) Schedule 3.14 hereto lists:

             (i) Each "Employee Benefit Plan" as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained, or otherwise contributed to by Seller or the Company for the benefit of the Employees of the Business (a "Plan"; collectively, the "Plans"); and

             (ii) Each plan or arrangement not subject to ERISA maintained, or otherwise contributed to or paid for by Seller or the Company for the benefit of Employees employed by

Seller or the Company in connection with the operation of the Business and providing for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (individually, an "Employee Benefit Program"; collectively, the "Employee Benefit Programs").

         (c) Each Plan and Employee Benefit Program has been maintained and administered at all times in compliance in all material respects with all applicable laws, rules and regulations, including but not limited to ERISA and the Code applicable to such Plan and Employee Benefit Program.

         (d) No "Reportable Event" (as such term is used in Section 4043 of ERISA), "Prohibited Transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "Accumulated Funded Deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan and there exists no condition or set of circumstances which could result in a "Reportable Event."

         (e) Neither Seller nor the Company has contributed to or participated in any pension plan which is a "multi-employer plan," as defined in Section 3(37) of ERISA, in respect of any employees employed by Seller or the Company in connection with the operation of the Business.

         (f) No material litigation or administrative or other proceeding involving a Plan or Employee Benefit Program has occurred or to the best of Seller's knowledge is threatened.

         (g) Except as set forth on Schedule 3.13 or Schedule 3.14 hereto, there are no other employment agreements or contracts or special bonus or incentive compensation agreements with the Employees of Seller or the Company employed or sales agents retained in connection with the operation of the Business.

         3.15 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 3.15 attached hereto or in the April 30, 1999 financial statements included in the Financial Statements or as contemplated by this Agreement, since December 31, 1998, neither Seller nor the Company has, with respect to the Assets or the Business:

         (a) suffered any material adverse change in its Business, condition (financial or otherwise), operations or prospects or any event or occurrence which, individually or in the aggregate, could reasonably result in a material adverse change;

         (b) operated the Business other than in the ordinary course;

         (c) except in the ordinary course of business consistent with past practice of Conferencing, incurred any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) or entered into any material agreements, commitments or transactions;

         (d) except in the ordinary course of business consistent with past practice of Conferencing, canceled any material debts or claims, written off as uncollectible or canceled any material notes or accounts receivable or any portion thereof, or waived any rights of material value;

         (e) sold or transferred any of its material properties or Assets, real, personal, mixed, tangible or intangible other than in the ordinary course of business, consistent with past practice of Conferencing;

         (f) disposed of or permitted to lapse any Mark, Patent or Copyright, or any Mark, Patent or Copyright application or license (with respect to lapsing of a common law copyright, Seller's representation contained herein is given to the best of Seller's knowledge);

         (g) except in the ordinary course of business consistent with past practice of Conferencing, and as described in Section 1.04 hereof, made any material capital expenditures or commitments for capital assets or deferred making any such capital expenditures or commitments for capital assets;

         (h) made any change in any accounting practice, principle, policy or method;

         (i) (A) except in the ordinary course of business of Seller and in amounts consistent with past practice of Conferencing, granted any general increase in the compensation of Employees of Seller or the Company employed in connection with the operation of the Business (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan, commitment or benefit), except the right granted to certain employees of Williams Communications Group, Inc. ("WCG") and its Affiliates to purchase shares of stock of WCG at the initial public offering price, or (B) granted any increase in any compensation payable to any individual Employee of Seller or the Company employed in connection with the operation of the Business (other than increases given in connection with regular reviews in the ordinary course of business and in amounts consistent with past practice of Conferencing);

         (j) accelerated any billing or collection efforts, except for efforts to remedy past billing problems in a manner which would not adversely affect customer relationships, or deferred the payment of bills, liabilities or obligations;

         (k) made any advances (except in the ordinary course of business) or any loans or capital contributions to or investments in any person;

         (l) suffered any material damage, destruction or casualty loss (whether or not covered by insurance);

         (m) failed to use reasonable efforts to (i) maintain intact and preserve the business organization material to the Business and (ii) preserve the business relationships with third parties material to the Business;

         (n) suffered or made any material change in personnel used in connection with the Business, whether or not employed by Seller or the Company; or

         (o) agreed, whether in writing or otherwise, to take any action referred to in this Section 3.15 in the future.

         3.16 RESTRICTIONS ON PROPERTY. Seller is not, and the Company shall not be at Closing, a party to, subject to, or bound by any judgment of any court or governmental authority or any contract, commitment, agreement, undertaking, arrangement, or restriction that could prevent the use of any of the Assets in the manner used by Seller prior to the Closing Date.

         3.17 TAXES. Seller and the Company have duly and timely filed or received extensions to file all Tax Returns required to be filed and paid all Taxes and other charges due, or claimed to be due, from Seller and the Company to any federal, state, local or foreign taxing authorities relating to the Business. All of such Tax Returns and reports of Seller and the Company have been prepared in accordance with all applicable governmental requirements and are accurate and complete in all material respects, and Seller and the Company have paid or made adequate provisions for the payment of all Taxes due and payable by same. There are no actions or proceedings now pending against Seller or the Company involving any item of income, deduction, gain, loss or credit attributable to same related to the Business. There are no Liens for Taxes upon any of the Assets or the Shares and there are no claims asserted for Taxes or assessments against Seller or the Company with respect to the Assets. For purposes of this Agreement, "Tax" shall be defined to include any tax of any type imposed by any taxing authority (including, without limitation, federal, state, local and foreign income, sales, use, excise, franchise, withholding, transfer, real property and personal property taxes and any installment payment for such taxes and any tax by reason of the application of Code regulation section 1-1502-6 or similar provisions in any taxing jurisdiction), and any interest charges, penalties, additions to tax, additional amounts, assessments or deficiencies, governmental charges or duties. For purposes of this Agreement, "Tax Returns" shall mean all federal, state, local and foreign income, sales, use, excise, franchise, withholding, transfer, real property and personal property tax returns or annual reports. The Company is part of an affiliated group and Seller will include the Company in its consolidated federal income tax return and in any state or local tax return filed on a consolidated, combined or unitary basis through the close of business on the Closing Date.

         3.18 NO BROKERS. Neither Seller nor the Company has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions or similar fees in connection with the transactions contemplated by this Agreement.

         3.19 DISCLOSURE. No representation or warranty of Seller contained in this Agreement or Seller's Additional Agreements and any instruments attached to this Agreement, and no statement contained in any certificate, schedule, list or other document or writing delivered to Purchaser hereunder, contains any untrue statement of a material fact, or omits to state a material fact which would render any material statement contained herein or therein untrue or misleading.

         3.20 SUFFICIENCY OF ASSETS. Except as described on Schedule 3.20 and
Schedule 3.21 hereto, the Assets comprise all of the assets, properties and rights of every type and description, real, personal and mixed, tangible or intangible, owned, used (other than incidental use) or employed by Seller or the Company in operating the Business, or otherwise necessary for the Business.

         3.21 TRANSACTIONS WITH AFFILIATES. Except as described in Schedule 3.21, (a) there are no personnel, facilities, equipment or other property or types of services being provided to the Business, or shared by, any Affiliate of Conferencing or the Company, other than that which is incidental, and (b) there have been no transactions of any type between Conferencing or the Company and any of such Affiliates since December 31, 1997.

         3.22 SOFTWARE. Schedule 3.22 lists all software used in connection with the Business, except for licensed shrink wrapped off-the-shelf software (the "Software"), and sets forth which of the Software is owned and which is licensed. Except as set forth on Schedule 3.22 or Schedule 3.13, Seller has (whether by ownership, lease or license), and the Company shall have at Closing, all necessary rights in and to all such Software, including without limitation, any and all modifications, additions and alterations to such Software such that, after the date hereof, the Purchaser shall be able to use and operate the Software substantially in the manner now being used in connection with the Business.

         3.23 ENVIRONMENTAL MATTERS. Neither Seller nor the Company has ever owned nor does either currently own any real property in connection with the operation of the Business. Except as set forth in Schedule 3.23 attached hereto:

         (a) Seller and the Company are in compliance in all material respects with all Environmental Laws (as hereinafter defined) relating to all real property currently leased by it in connection with the operation of the Business and all real property previously leased by it in connection with the operation of the Business (the "Regulated Properties"). Neither Seller nor the Company has received any written communication relating to any of the Regulated Properties, whether from a governmental authority or otherwise, that alleges that it is not in such compliance. All permits and other governmental authorizations required pursuant to the Environmental Laws relating to the Regulated Properties have been obtained by Seller or the Company and are currently in force, and all such permits and other governmental authorizations are identified in Schedule 3.23 hereto.

         (b) There is no Environmental Claim (as hereinafter defined) relating to the Regulated Properties pending or, to the best of Seller's knowledge, threatened against Seller or the Company or any predecessor.

         (c) There are no present activities, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against Seller, in connection with the operation of the Business, or the Company.

         (d) Without in any way limiting the generality of the foregoing, (i) the procedures currently used by Seller and the Company for storing, disposing of or arranging for the disposal of Materials of Environmental Concern on the Regulated Properties are set forth in Schedule 3.23, (ii) all underground storage tanks located on any of the Regulated Properties are identified in
Schedule 3.23, (iii) no polychlorinated biphenyls have been disposed of by Seller or the Company at any of the Regulated Properties and (iv) no exposed, friable asbestos or asbestos-containing material is present at any of the Regulated Properties.

         (e) Certain definitions used in this Section 3.23 are set forth below:

     "Environmental Claim" means any written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, remedial activity or removal costs, government response costs, natural resource damages, property damages, personal injuries, fines or penalties arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any of the Regulated Properties or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state and local laws and regulations relating to the protection of the environment (including, without limitation, ambient air, water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposals, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "Material of Environmental Concern" means any material defined as a "hazardous substance" under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any petroleum products.

     3.24 REAL AND PERSONAL PROPERTY LEASED TO SELLER. Set forth on Schedule 3.24(a) hereto is a description of each lease under which Seller or the Company is the lessee of any real property used or useful (other than incidental) in connection with the Business, and on Schedule 3.24(b) hereto is a description of each lease under which Seller or the Company is the lessee of any material personal property used or useful in connection with the Business. Seller has delivered to Purchaser a true, correct and complete copy of each lease identified on Schedule 3.24(a) and Schedule 3.24(b). The premises or property described in said leases are presently occupied or used by Seller as lessee under the terms of such leases. Except as set forth on Schedule 3.24(a) and Schedule 3.24(b), all amounts due under such leases have been paid and there exists no material default by Seller or the Company, or to the best of Seller's knowledge, by any other party to such leases under the terms of any such leases and, to the best of Seller's knowledge, no event has occurred which, upon passage of time or the giving of notice, or both, would result in any material event of default or prevent Seller or the Company from exercising and obtaining the benefits of any rights or options contained therein. Seller has, and the Company shall have at Closing, all right, title and interest of the lessee under the terms of said leases, free of all Liens and all such leases are valid and in full force and effect. Except as set forth on
Schedule 3.24(a) and Schedule 3.24(b), no consent is necessary under such leases in respect of the consummation of the transactions contemplated hereby.

         3.25 ABSENCE OF SENSITIVE PAYMENTS. Neither Seller nor the Company nor any partner, officer, director, manager, agent or employee of Seller or the Company, in connection with the Business:

         (a) has made or authorized any contributions, payments or gifts of funds or property to any government official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under (i) the Foreign Corrupt Practices Act and the regulations adopted thereto, or (ii) applicable local laws;

         (b) has directly or indirectly made any contribution to candidates for public office which would be a violation of (i) the Foreign Corrupt Practices Act and the regulations adopted thereto, or (ii) applicable local laws; or

         (c) maintains any unrecorded fund or asset for any purpose, other than immaterial amounts of petty cash.

         3.26 LABOR DISPUTES; UNFAIR LABOR PRACTICES. There is no current union representation or request for union representation of the employees employed by Seller or the Company in connection with the operation of the Business. There is neither pending nor, to the best of Seller's knowledge, threatened any labor dispute, strike or work stoppage which affects or which reasonably may be expected to have an adverse effect on the Business. Except as set forth on
Schedule 3.26, within the past three years, neither Seller nor the Company nor any of their agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended, in connection with the operation of the Business. There is not now pending or, to the best of Seller's knowledge, threatened any charge or complaint against Seller or the Company by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof in connection with the operation of the Business.

         3.27 INSURANCE POLICIES. Set forth on Schedule 3.27 hereto is a list of all insurance coverages relating to the Assets or the Business, including without limitation all coverages of properties, operations or personnel of Seller or the Company, all of which insurance coverages shall cease as of Closing. Policies covering the types of insurance thereon described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable businesses and properties. Except as set forth on Schedule 3.27, there are no claims by Seller relating to the Business or the Company pending under any of such insurance coverages as to which coverage has been questioned, disputed or denied by the underwriter's of such insurance coverages. To the best of Seller's knowledge, no state of facts exists and no event has occurred relating to the Business that might form the basis of any claim against or relating to Seller or the Company that might substantially increase the Seller's insurance premiums payable under or result in the cancellation or non-renewal of any of the coverages listed on Schedule 3.27.

         3.28 CUSTOMERS. Attached hereto as Schedule 3.28 is a true and correct list of the top thirty (30) customers of the Business for the fiscal year ended December 31, 1998 and the three months ended March 31, 1999, and the total dollar amount of services billed to such customers. True and correct copies of schedules detailing the rates charged to such customers have been provided to Purchaser. Except as set forth on Schedule 3.28, no customer that purchased services from Seller during the fiscal year ended December 31, 1998 or during the three months ended March 31, 1999 has given written or oral notification to Conferencing of its intent to cancel, terminate, materially reduce or otherwise suspend such relationship.

         3.29 BRIDGE CAPACITY AND LOCATION. The port capacity and location of the bridges contained within the Assets (whether owned or leased) are set forth on Schedule 3.29. Except as set forth on Schedule 3.29, none of such bridges will require relocation prior to one year after the date of Closing, except for any such relocation required due to any act or failure to act by Purchaser, including the purchase of services from a carrier not currently used for the Business.

         3.30 CORPORATE DOCUMENTS; OFFICERS AND DIRECTORS. Seller will, no later than ten (10) days prior to Closing, furnish Purchaser with true, correct and current copies of (i) the Articles of Incorporation and By-laws of the Company, together with all respective amendments thereto, (ii) the minute book of the Company containing all records of proceedings, consents, actions and meetings of the shareholders and board of directors of same, and (iii) the stock transfer book of the Company setting forth all issuances and transfers of capital stock of the Company. The names of the officers and directors of the Company will also be so provided.

         ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller as follows:

         4.01 ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of France and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in Section 8.02 of this Agreement to be executed and delivered by Purchaser (the "Purchaser's Additional Agreements") and to carry out the transactions contemplated hereby and thereby.

         4.02 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement and Purchaser's Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been, and Purchaser's Additional Agreements shall be on the Closing Date, duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

         4.03 NO BROKERS. Except for Purchaser's obligation to Mille Capital Corporation for a merger and acquisition fee, for which Seller shall not be obligated, Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions or similar fees in connection with the transactions contemplated by this Agreement.

         4.04 PURCHASE FOR INVESTMENT. (a) Purchaser is purchasing the Shares for its own account for investment and not with a view to the distribution or resale thereof, except in compliance with the Act and all other applicable securities laws, rules or regulations.

         (b) Purchaser is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment, has the ability to bear the economic risks of its investment, and has been furnished with and has had access to such information as it has requested and deemed appropriate to its investment decision. In particular, Purchaser is experienced in evaluating and investing in companies involved in the operation and management of businesses similar to the Business. Purchaser has had the opportunity to discuss the business, management, and financial affairs of Conferencing and the Company with the principal officers of the Company, Conferencing and Seller. Purchaser has had access to and the opportunity to review all of Conferencing's and the Company's financial and operational documents and plans of operations.

         (c) Purchaser understands and acknowledges that the Shares are restricted securities under the Act and may not be resold or transferred unless the Shares to be resold are first registered under the securities laws or unless an exemption from such registration is available. Accordingly, Purchaser acknowledges and agrees that it is prepared to hold such Shares for an indefinite period and Purchaser must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempt from registration.

         (d) Each instrument representing the Shares may be endorsed with the following legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

         (e) Anything in this Section to the contrary notwithstanding, Seller acknowledges that Purchaser is relying on the representations, warranties and covenants of Seller made herein in making its decision to execute this Agreement and Purchaser's Additional Agreements and consummate the transactions contemplated hereby and thereby.

         4.05 NO CONFLICTS. Neither the execution, delivery or performance of this Agreement or any of Purchaser's Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof, will: (i) conflict with the organizational documents of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument to which Purchaser is a party; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser.

                     ARTICLE V. CONDUCT PRIOR TO THE CLOSING

         5.01 GENERAL. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.

         5.02 SELLER'S OBLIGATIONS. The following are Seller's obligations:

              (a) (i) On or prior to the Closing Date, Seller shall transfer to the Company, and on the Closing Date the Company shall own, all of Seller's right, title and interest in and to the Assets. The Assets shall include, without limitation, all of Seller's right, title and interest in and to the following:

              (1) all accounts receivable due to Conferencing in connection with the Business;

              (2) all furniture, fixtures, bridges, equipment and other fixed assets of the Business, or used or necessary for the operation of the Business, situated in and around Denver, Colorado, together with any related warranties with respect thereto;

              (3) all prepaid expenses and deposits of the Business (other than deposits on real estate leases);

              (4) all hardware of the Business or used or necessary for the Business situated in and around Denver, Colorado and all software and all databases and database systems of the Business or used or necessary for the Business, whether owned, leased, or licensed, together with any related warranties with respect thereto;

              (5) all existing lists (whether rented or owned), documents and records of the Business, or used or necessary for the Business, relating to past, present and prospective customers of the Business (in printed form, on magnetic tape or in any computer-based or electronic media);

              (6) all trademarks, trademark applications, service marks, tradenames, trade dress and logos, including any existing or pending registrations or applications for registration therefor of the Business or used or necessary for the Business, but not the names "Williams" or "Williams Conferencing" or any marks or logos incorporating or relating to such names (collectively, the "Marks") and rights to obtain Marks, whether under statute or common law;

              (7) all existing patents and applications for patents of the Business, or used or necessary for the Business (collectively, the "Patents") and rights to obtain Patents, whether under statute or common law;

              (8) all copyrights owned by Seller and all rights of Seller under any copyright laws, together with any copyright registrations and applications for registration therefor, of the Business, or used or necessary for the Business (collectively, the "Copyrights");

              (9) the information contained on Seller's site on the world wide web (http://www.williamsconferencing.com) used or necessary in connection with the Business, but not including any marks or other information specifically retained by Seller under this Agreement;

              (10) all trade secrets and confidential information of the Business, or used or necessary for the Business, provided that confidential information of third parties relating to the Business shall be transferred to the Company only to the extent that such third parties so consent, if such consent is required;

              (11) all existing files, accounting and other records, correspondence, internal reports and contractual documents of the Business or used or necessary for the Business (in printed form, on magnetic tape or in any computer-based or electronic media);

              (12) subject to Section 7.08, all existing contracts, leases, licenses, commitments and agreements (oral or written) (collectively, the "Contracts") of the Business or used or necessary for the Business, whether fully performed or wholly or partially executory on the Closing Date;

              (13) all supplies and inventory of the Business or used or necessary for the Business, wherever located, whether in the possession of Seller or a third party, relating to the Business (collectively, the "Inventory");

              (14) all of the goodwill and going concern value of the Business; and

              (15) all telephone numbers of the Business or used or necessary for the Business to the extent Seller has the right to transfer such numbers.

              (16) the assets referred to on Schedule 5.02(a)(i).

(ii) The Assets to be transferred to the Company shall not include, and Purchaser acknowledges that there shall be excluded from the Assets to be transferred to the Company, (a) all cash or cash equivalents other than prepaid expenses of the Business, (b) all facility leases and related leasehold improvements and facility lease deposits, (c) the AT&T contracts effective September 25, 1996 and June 23, 1995, and all amendments thereto, and the MCI/WorldCom contract dated April 13, 1994, and all amendments thereto, including any amounts due from such parties under such contracts (d) subject to the following sentence, any assets of, or used or necessary for, the Tulsa Business, including the Events Management bridge located in Tulsa, Oklahoma, and including, without limitation, the assets listed on Schedule 5.02(a)(ii), (e) the Latitude bridge located in Houston, Texas, (f) the names "Williams" and "Williams Conferencing" and any Marks or logos containing such names or relating thereto, (g) all insurance policies of Seller, and (h) amounts due from any Affiliate of the Company (other than Accounts Receivable from Affiliates of the Company related to the purchase of audio conferencing services) (collectively, the "Excluded Assets"). In the event that any asset is shared in use (other than incidental use) in both the Business and the Tulsa Business, Seller shall either transfer all of its right, title and interest in such asset to the Company as part of the Assets or provide a replacement asset to be transferred to the Company as part of the Assets.

         (iii) On or prior to the Closing Date, the only liabilities Seller shall transfer to the Company shall be (A) those executory obligations of Conferencing relating to the Business under each Contract that is (1) not in default by Conferencing and as to which no claim of default by Conferencing exists on the Closing Date and (2) enforceable by Purchaser without the consent of any third party (or for which a consent is obtained within thirty (30) days after the Closing Date), and (B) those ordinary course of business third party vendor liabilities of Conferencing or the Company of the type and in amounts which are currently due as of the Closing Date set forth on a closing schedule of liabilities to be agreed upon by the parties on or prior to Closing, and (C) the liabilities under the captions "Capital Leases Due in One Year" and "Capital Leases Long Term" on the Balance Sheet of Conferencing dated April 30, 1999 (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities, the Company shall have no liabilities on the Closing Date. Purchaser shall be responsible for, and will thereafter pay, perform and discharge when due all debts, liabilities and obligations arising out of or relating to events or transactions occurring after the Closing Date in connection with the operation of the Business or the Company or the use of the Assets, contingent or otherwise, known or unknown. In no event shall the Assumed Liabilities include the following liabilities of Seller, whether absolute, accrued, contingent or otherwise, disclosed or undisclosed, and whether or not relating to the Assets, the Business or any other business of
Seller: (a) subject to Section 7.04, any liabilities in respect of any Tax including federal, state, local or foreign income taxes, sales and use taxes, excise taxes, payroll taxes and transfer and other taxes relating to the period prior to Closing, (b) any liability for Seller's legal, accounting or broker's fees incurred in connection with the negotiation of this Agreement or the consumation of the transactions contemplated hereby, (c) any liabilities related to any litigation of Seller relating to events or transactions occurring on or before the Closing Date, (d) except as otherwise provided in Section 7.03, any liability or obligation of Seller associated with employees of Seller employed in connection with the operation of the Business, whether or not such employees are later transferred to the Company, including but not limited to salary, bonus, sales commissions or other compensation, the amount of sick and holiday days and vacation representing the pro rata amount thereof attributable to the period prior to the Closing Date, profit sharing, or any pension, severance (including severance liability to 28 Employees of the Company identified by Purchaser prior to Closing in accordance with Section 7.03), disability, medical, dental, life or retirement benefits, (e) any liability owing by Seller to any former owner of Conferencing or its predecessor or to any Affiliate of Seller for loans, advances, or inter-company charges or allocable costs, (f) any liability for uncleared checks of Seller, (g) any indebtedness of Seller for borrowed money, (h) any liability under any facility leases of Seller, (i) any liabilities under the AT&T contracts effective September 25, 1996 and June 23, 1995, (j) any contingent liabilities relating to events or transactions occurring on or before the Closing Date, (k) any liability under the MCI/WorldCom contract dated April 13, 1994, including any liability related to the termination by Seller of its contract with MCI/WorldCom in 1996, (l) any liabilities relating to the Tulsa Business, (m) the liabilities under the caption "Deferred Revenue-Bridges" on the Balance Sheet of Conferencing dated April 30, 1999, and (n) any Tax gains or income liability to Seller or the Company resulting from the Section 338(h)(10) Election contemplated under Section 7.13 (collectively, the "Excluded Liabilities").

         (b) Seller shall give the Purchaser's officers, employees, attorneys, consultants and accountants reasonable access upon reasonable notice during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and the Company relating to the Assets and the Business and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request relating to the Assets and the Business.

         (c) Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practices of Conferencing, and shall use its best commercial efforts to preserve the Business and the goodwill of the customers and suppliers of the Business and others having business relations with Conferencing and to retain Conferencing's business organization intact, including keeping available the services of its present Employees, representatives and agents, and, in all material respects, shall maintain all of Conferencing's properties in good operating condition and repair, ordinary wear and tear excepted. Seller shall cooperate with Purchaser in offering the bonuses specified in the Transition Services Agreement to the Employees of the Company listed therein, payable at the times specified therein.

         (d) Without the prior consent of Purchaser, and without limiting the generality of any other provision of this Agreement, except as set forth on
Schedule 5.02(d) or in the Transition Services Agreement, neither Seller nor the Company shall, with respect to the Business:

             (i) make any payments or distributions to Seller's or the Company's Employees, officers, or directors employed or retained in connection with the operation of the Business, except such amounts as constitute currently effective compensation for services rendered or for reimbursement for ordinary and necessary out-of-pocket business expenses;

             (ii) hire any new employee for the Business or terminate (except for cause) the employment of any Employee employed by Seller or the Company in connection with the operation of the Business with annual compensation in excess of $30,000, or solicit or hire any Employee of the Business for employment with Seller or any of its Affiliates other than in connection with the Business provided that Seller shall have the right to terminate the 28 Employees designated by Purchaser listed on Schedule 7.03;

             (iii) directly or indirectly, enter into or assume any contract, agreement, obligation, lease, license or commitment not in the ordinary course of business of the Business;

             (iv) adopt or amend any Welfare Plan or Employee Benefit Plan with respect to Employees of the Business;

             (v) increase the compensation payable to any Employee employed by Seller or the Company in connection with the operation of the Business other than in the ordinary course of business of the Business consistent with past practice of Conferencing;

             (vi) pay or incur any management or consulting fee not in the ordinary course of business of the Business consistent with past practice of Conferencing;

             (vii) sell, transfer or otherwise dispose of any material asset or property other than in the ordinary course of business of the Business;

             (viii) amend, terminate or give notice of termination with respect to any existing material Contract to which Seller or the Company is a party, or waive any material rights, relating to the Business; or

             (ix) directly or indirectly, enter into any material transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of services) with any Affiliate of Seller or the Company, except for the sale of audio and video conferencing services.

                        ARTICLE VI. CONDITIONS TO CLOSING

         6.01 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment or written waiver of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article X.

              (a) Each and every representation and warranty made by Purchaser shall, in all material respects, have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

              (b) All obligations of Purchaser to be performed under this Agreement through, and including on, the Closing Date shall have been performed in all material respects.

              (c) Seller shall have received all of the agreements, certificates, documents and items specified in Section 8.02.

              (d) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

              (e) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder shall have expired or been terminated without action by the Federal Trade Commission (the "FTC") or The Antitrust Division of The Department of Justice (the "DoJ") to prevent the consummation of this Agreement.

              (f) Purchaser shall have delivered to Seller the Purchase Price.

         6.02 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment or written waiver of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in
Article X.

              (a) Each and every representation and warranty made by Seller shall, in all material respects, have been true and correct when made without regard to any schedule updates furnished by Seller thereafter and shall be true and correct as if originally made on and as of the Closing Date.

              (b) All covenants (including the obligations under Section 5.02) of Seller and the Company required to be performed under this Agreement through, and including on, the

Closing Date shall have been performed in all material respects.

              (c) Purchaser shall have received all of the agreements, certificates, documents and items specified in Section 8.01.

              (d) Consents to assignment of the U.S. West Primary Rate Services Agreements and the U.S. West Rate Stability Plan Agreement shall have been obtained.

              (e) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

              (f) Any applicable waiting period under the HSR Act and the rules and regulations thereunder shall have expired or been terminated without action by the FTC or the DoJ to prevent the consummation of this Agreement.

              (g) Purchaser shall have received shareholder approval of the transactions contemplated hereby, which approval Purchaser shall use best commercial efforts to obtain.

              (h) Purchaser shall have obtained financing in an amount sufficient to consummate the transactions contemplated hereby.

                 ARTICLE VII. FURTHER AGREEMENTS OF THE PARTIES.

         7.01 EXPENSES. Purchaser and Seller shall bear their own respective expenses incurred in connection with this Agreement and the Purchaser's Additional Agreements, on the one hand, and Seller's Additional Agreements, on the other hand (collectively, the "Additional Agreements") and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise specified in this Agreement or the Additional Agreements.

         7.02 COOPERATION AFTER CLOSING. From time to time after the Closing, each party at the other party's request and without further consideration, will execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as may be reasonably necessary in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Shares and the Company's title to the Assets, and to ensure that either party pays or reimburses the other party for all obligations of the Business that are the responsibility of the paying or reimbursing party.

         7.03 EMPLOYEES. Purchaser shall offer, or shall cause the Company to offer, the bonuses specified in the Transition Services Agreement to the Employees of the Company listed therein, payable at the times specified therein. Seller shall be responsible for and shall pay, and the Company and Purchaser shall have no obligations whatsoever for, any salary, bonus, sales commissions, fringe, pension, medical, dental, life or retirement benefits, or the amount of vacation, holiday or sick days representing the pro-rata amount thereof attributable to the period after to the Closing Date or other benefits or claims including without limitation, severance payments and COBRA benefits (collectively, "Benefits") payable to, or accruable for any employee of Seller or the Company to the extent any Benefits apply to the period before the Closing Date. Without limiting the foregoing, Seller shall pay when due its pro rata share of any bonuses based on annual performance, whether or not accrued prior to Closing. Seller shall also be responsible for and shall pay, and the Company and Purchaser shall have no obligation for, any severance payments and COBRA benefits for 28 of those Employees indicated on Schedule 7.03 who are designated by Purchaser. Purchaser shall be liable only for such Benefits as may be offered by Purchaser and for the amounts relating to service for the Company or the Purchaser after the Closing Date. Seller agrees that it is its non-binding intent, to the extent there are job openings, to offer employment with other companies within the Williams group of companies to the seven Employees of the Business located in Tulsa, Oklahoma when and as no longer employed by Purchaser.

         7.04 TRANSFER TAXES. Purchaser shall pay all state or local sales, transfer or like taxes payable in connection with the transactions contemplated pursuant to this Agreement.

         7.05 MAIL. All mail relating specifically to the Business that is delivered to Seller after the Closing Date shall forthwith be delivered to Purchaser unless otherwise agreed in writing.

         7.06 CONFIDENTIALITY AGREEMENTS. If at any time following the Closing, Purchaser believes that any person or entity that may have been a prospective purchaser from Seller of the Business and may have entered into a confidentiality agreement with Seller and has violated such agreement, Purchaser may so notify Seller and shall present to Seller reasonable evidence of the violation. If Seller had entered into a confidentiality agreement with that prospective purchaser, after Closing, Seller shall assign to Purchaser any rights of Seller under the confidentiality agreement which are assignable thereunder. In the event that the assignment of a confidentiality agreement would constitute a breach thereof, Seller shall take reasonable steps to enforce such confidentiality agreement, at Purchaser's expense and direction.

         7.07 BOOKS AND RECORDS. Seller shall retain no copies of any contracts, agreements, commitments, books, records, files and other data relating to the Business, except that Seller may retain copies of those books and records of the Business required in connection with (a) the preparation of Seller's Tax Returns, (b) any claims (including insurance with respect thereto) or litigation of Seller, and (c) the provision of services under the Transition Services Agreement, provided that such books and records relating to the provision of services under the Transition Services Agreement are returned to Purchaser promptly upon the termination of the Transition Services Agreement. Seller shall not otherwise use or disclose such books and records. After the Closing Date, Purchaser shall grant Seller access to the books and records of the Company only in connection with Seller's performance of its services under the Transition Services Agreement, for Seller's Tax, audit, claims and litigation purposes and on reasonable prior notice and during the Company's regular business hours. Notwithstanding the foregoing, in no event shall Purchaser be required to retain such books and records for a period in excess of five (5) years from the Closing Date.

         7.08 CONSENTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, benefit or claim if an attempted assignment or assumption thereof, without the consent of a third party thereto, would constitute a breach thereof. To the extent that consent by or approval from any person or entity is required under any of the Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and Seller's Additional Agreements and the transactions contemplated hereby or thereby, in any instance where Seller has not secured such consent or approval prior to the Closing Date, Seller shall use its best commercial efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained. If such consent is not obtained, or if an attempted assignment would be ineffective, or would affect the rights of the parties such that the Company would not receive the benefits of such Contracts from the Closing Date and be able to perform the obligations under such

Contracts, then the parties shall cooperate in any manner reasonably designed for the Company to receive the benefits under such Contracts from the Closing Date and for the Company to be able to perform the obligations under such Contracts, to the extent that Purchaser or the Company would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold the Company and Purchaser harmless from and against, any and all reasonable out-of-pocket costs of Purchaser seeking to obtain or obtaining such consent or approval including, without limitation, the incremental cost of obtaining alternate arrangements, if necessary, for the provision of any service which is the subject of such Contracts. The parties agree that Seller's performance under this Section 7.08 shall not be deemed to violate any non-competition provisions in this Agreement or the Additional Agreements.

         7.09 NON-SOLICITATION. Seller agrees that, without the prior written consent of Purchaser (in its sole discretion), for a period of two (2) years from and after the Closing Date (or for a period of one (1) year from and after the Closing Date with respect to employees terminated by Purchaser) it shall not employ or solicit for employment any person that is employed by the Company or Purchaser at any time during that two (2) year period (or one (1) year, if terminated) in connection with the Business, provided that no such restriction shall apply to the redundant Employees listed on Schedule 7.03.

         7.10 INSURANCE. Seller shall maintain the insurance described on
Schedule 3.27 through and including the Closing Date, at which time such insurance shall terminate. Purchaser shall be solely responsible for procurement of insurance after the Closing Date.

         7.11 EXPENSES OR ASSETS OF THE BUSINESS. Except for the Assumed Liabilities, Seller shall be responsible for all expenses and liabilities related to the Business for periods prior to the Closing Date and Purchaser shall be responsible for all expenses and liabilities related to the Business for periods subsequent to the Closing Date. In the event Purchaser or the Company, on the one hand, or Seller, on the other hand, pays an expense that is the responsibility of the other party pursuant to this Section, the party responsible for such expense shall promptly reimburse the party that actually paid such expense upon provision of commercially reasonable documentation of payment of such expense. In the event that Purchaser or the Company, on the one hand, or Seller, on the other hand, receives any money or property that belongs to the other in accordance with the provisions of this Agreement, the party receiving such money or property shall promptly forward the same to the other party.

         7.12 CONFIDENTIALITY AND PUBLICITY. (a) Seller shall maintain in confidence all Confidential Information in its possession related to the Business, and shall not disclose such information to a third party (other than its officers, directors, shareholders and professional advisors with a need to know and an obligation to treat such information confidentially in the same fashion as is required under this Agreement) or make any unauthorized use thereof. Seller shall treat such information with the same degree of care against disclosure that it affords to its own confidential information, and in no event less than reasonable care. This obligation of confidential treatment shall not apply to any information that (i) has become generally available in the public domain through no wrongful action of Seller; (ii) is hereafter independently developed by Seller without the use of any Confidential Information; (iii) is hereafter received from a third party who had the right to disclose such information to Seller; or (iv) is required to be disclosed to comply with applicable laws, governmental rules or regulations, subpoenas, or court order, provided that with respect to any disclosure of information pursuant to clause (iv), the party making the disclosure will only do so to the extent required to comply with such requirements and only after first consulting with the Purchaser and cooperating with the Purchaser in opposing or limiting the scope of disclosure. For the purposes of this Agreement, "Confidential Information" shall mean all information relating to the Business of a commercial, financial or technical nature. The obligations imposed under this
Section 7.12(a) shall be in force for a period of five years from the Closing Date.

                  (b) Purchaser shall keep confidential all Confidential Information through the Closing Date and, in the event that the Closing does not occur for any reason, Purchaser shall maintain the confidentiality of such Confidential Information for a period of five years after the date of this Agreement.

                  (c) The parties hereto agree that any and all public announcements or statements concerning either this Agreement or the consummation of the transactions contemplated hereby shall be mutually agreed to by the parties; provided, however, that in the event the parties are unable to agree on a public statement or announcement and counsel for either party is of the opinion that such statement or announcement is required by law or by applicable stock exchange regulations, then such party may issue the legally required statement or announcement. If required by applicable securities law, the parent company of Seller may fully disclose the terms of this Agreement and the Additional Agreements in, and may file copies of this Agreement and the Additional Agreements as exhibits to, its registration statement with respect to the initial public offering of a portion of its common stock.

         7.13 SECTION 338(h)(10) ELECTION. Purchaser, Company and Seller shall take all actions necessary and appropriate (including timely filing of such forms, tax returns, elections, schedules and other documents as may be required) to effect and preserve a timely and valid joint election under Section 338(h)(10) of the Code and under any comparable provisions of state or local tax law (collectively, including any amendments, supplements or corrections thereto, the "Section 338(h)(10) Elections") with respect to the acquisition of the Company. Purchaser shall be responsible for the filing of all forms and documents in connection with the making of the Section 338(h)(10) Elections, and shall provide the Seller with copies of such filings. At the request of Purchaser, the Seller shall execute and deliver to Purchaser within 10 days after such request such documents or forms as are reasonably requested by Purchaser to complete properly the Section 338(h)(10) Elections.

         (b) The amount paid hereunder for the Shares and the liabilities of the Company and other relevant items (including restrictive covenants) shall be allocated among the assets of the Company in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder (the "Purchase Price Allocation"). Subject to any allocation required by the Treasury Regulations to be made to Class I and Class II assets (as defined therein), the allocation will be first to tangible assets (including, without limitation, accounts receivable) and the balance will be allocated to goodwill. Such allocation will be reflected on an agreed upon schedule at Closing. The parties shall cooperate in the filing of any forms (including Form 8023(a)) with respect to such allocation, including any amendments to such forms.

         (c) The parties shall file (or cause to be filed) all tax returns in a manner consistent with the Section 338(h)(10) Elections and the Purchase Price Allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any amended return or claim for refund, any examination or audit by any taxing authority, or any other proceeding).

         7.14 DEFERRED REVENUE-BRIDGES LIABILITY.In connection with the Excluded Liability for Deferred Revenue-Bridge referred to in Section 5.02(a)(iii), Purchaser shall, pursuant to the terms of the contract, provide conferencing services to Westinghouse and Siemens Capital at no charge and shall charge Seller 50% of the full charge for such services when and as used until the liability is paid in full or expires.

                     ARTICLE VIII. CLOSING DATE DELIVERIES.

         8.01 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall execute and deliver to Purchaser the following:

         (a) a copy of resolutions duly adopted by the Board of Directors and sole shareholder of Seller authorizing the execution, delivery and performance of this Agreement and Seller's Additional Agreements and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect as of such date and setting forth the incumbency of each person executing this Agreement, Seller's Additional Agreements, and any document required by this Section 8.01 on behalf of Seller or Conferencing;

         (b) the certificate representing the Shares, together with appropriate stock powers attached and duly executed in blank, and the minute book, and stock transfer ledger of the Company.

         (c) a Non-Competition Agreement, substantially in the form of Exhibit A attached hereto (the "Non-Competition Agreement");

         (d) a Conferencing Services Agreement, in form and substance mutually satisfactory to the parties (the "Conferencing Services Agreement"),

         (e) an Events Management Services Agreement, in form and substance mutually satisfactory to the parties (the "Events Reseller Agreement");

         (f) a Transition Services Agreement, substantially in the form of Exhibit B attached hereto (the "Transition Services Agreement");

         (g) an opinion of counsel in form and substance reasonably satisfactory to Purchaser;

         (h) the Schedule of Capital Expenditures pursuant to Section 1.04 hereof;

         (i) the resignations of all officers and directors of the Company who will not be full-time employees of the Company after Closing;

         (j) an officer's certificate, dated the Closing Date, stating that the conditions to Closing contained in Section 6.02 have been fully satisfied and attaching any updates to the Schedules to this Agreement; and

         (k) a good standing certificate of the Company dated as of a date within five days of the Closing Date.

         8.02 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall execute and deliver to Seller the following:

         (a) a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and Purchaser's Additional Agreements, and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, Purchaser's

Additional Agreements and any document required by this Section 8.02 on behalf of Purchaser;

         (b) the Non-Competition Agreement;

         (c) the Conferencing Services Agreement;

         (d) the Events Reseller Agreement;

         (e) the Transition Services Agreement; and

         (f) an officer's certificate, dated the Closing Date, stating that the conditions to Closing contained in Section 6.01 have been fully satisfied.

         8.03 FUNDS TO BE DELIVERED. On the Closing Date, Purchaser shall cause the wire transfer of the funds to be made to Seller as specified in Section 1.02.

                          ARTICLE IX. INDEMNIFICATION.

         9.01 SURVIVAL. All of the provisions of this Agreement shall survive the Closing for the applicable statute of limitations period, except that the representations and warranties of Seller, on the one hand, and Purchaser, on the other, contained in Articles III and IV of this Agreement shall survive for a period of two years after the Closing Date, provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, the first sentence of 3.10 (with respect to title), 3.14, 3.17 and 3.23, 4.01, 4.02 and 4.04 shall survive for the applicable statute of limitations period. The expiration of any representation or warranty shall have no effect on the continued validity of any claim if notice was given in accordance with this Article before the date of such expiration.

         9.02 INDEMNIFICATION BY SELLER. Seller shall indemnify Purchaser and hold Purchaser, Purchaser's subsidiaries and other Affiliates and their respective officers, directors, employees and shareholders (collectively, the "Indemnified Purchaser Parties") harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement) (collectively, "Losses"), that arise from or are attributable to (and without giving effect to any Tax benefit to the indemnified party) (i) any misrepresentation by Seller or breach of a warranty made under Article III hereof, (ii) any breach of any covenant or agreement on the part of Seller set forth herein or in any of Seller's Additional Agreements,
(iii) other than the Assumed Liabilities, any liabilities of the Seller or the Company, whether absolute, accrued, contingent or otherwise, disclosed or undisclosed, or any liabilities or obligations arising in any way from the conduct of the Business prior to the Closing, including, but not limited to, federal, state, local or foreign income, sales and use taxes, excise taxes, payroll taxes or transfer or other taxes relating to the period prior to Closing Date, (iv) any agreements, contracts, negotiations or other dealings by Seller with any person other than Purchaser concerning the sale of the Business, including brokers or potential purchasers, (v) any liabilities in connection with any litigation of Seller relating to events or transactions occurring prior to Closing, and (vi) any liability in connection with the Plans, (collectively, the "Damages"); provided that Seller shall not be required to indemnify an Indemnified Purchaser Party pursuant to Section 9.02(i) unless and until the total of all Damages due to misrepresentations by Seller or breaches of warranties made under Article III suffered by all Indemnified Purchaser Parties in respect of which Seller is obligated to provide indemnification exceeds One Hundred Thousand U.S. Dollars (US$100,000.00) (the "Basket Amount"), whereupon Seller shall be obligated to indemnify any Indemnified Purchaser Party from and against any and all such Damages in excess of the Basket Amount. The Basket Amount shall not apply (x) to breaches of the representation and warranties contained in Sections 3.01,

3.02, 3.03, 3.04, 3.05 (except it shall apply to Sections 3.05(ii) and 3.05(iii) with respect to rules or regulations) and 3.10 or (y) to any fraudulent misrepresentation of Seller contained in Article III hereof. Notwithstanding the foregoing, Seller's maximum aggregate liability under this Section 9.02 shall not exceed $39,000,000 less the amount of any adjustments to the Purchase Price made pursuant to Sections 1.03 or 1.04.

         9.03 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller and hold Seller, Seller's subsidiaries and other Affiliates and their respective officers, directors, employees and shareholders harmless against and in respect of any and all Losses that arise from or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation by Purchaser or breach of any warranty by Purchaser set forth in Article IV hereof,
(b) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser's Additional Agreements, (c) the Assumed Liabilities, (d) liabilities of Purchaser for any transfer tax to be paid by Purchaser pursuant to Section 7.04 hereof, and (e) all obligations and liabilities pertaining to the Business arising in any way from the conduct of the Business after the Closing.

         9.04 NOTICE TO THE INDEMNITOR. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this Article IX, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such claim, and with respect to claims by third parties, advise the Indemnitor whether the Indemnitee intends to contest same.

         9.05 RIGHT OF PARTIES TO SETTLE OR DEFEND. If the Indemnitee determines not to contest a claim by a third party, the Indemnitor shall have the right, at its own expense, to contest and defend against such claim. If the Indemnitee determines to contest such claim, the Indemnitor shall have the right to be represented, at its own expense, by mutually satisfactory counsel and accountants, and to control the defense of any such claim; provided, however, that Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Indemnitor if representation of Indemnitee by the counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between Indemnitor and Indemnitee. In any event, Indemnitee may participate in the defense of such claim, subject to the reasonable direction of the Indemnitor. The Indemnitee shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within ten (10) days after the Indemnitee has given written notice to the Indemnitor advising that the Indemnitee does not intend to contest such claim, or if the Indemnitor, after having given notification to the Indemnitee that it intends to contest the claim, fails within 20 days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to Section
9.06 with respect to any proposed settlement thereof.

         9.06 SETTLEMENT PROPOSALS. (a) In the event the Indemnitee desires to settle any third-party claim (whether or not contested by the Indemnitor), the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed

Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnitee within ten (10) days after the Indemnitor's receipt of the notice of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten (10) days after receipt of such notice, or if the Indemnitor, after having given such notice to the Indemnitee, fails forthwith to defend, settle or pay such claim, the Indemnitee may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in Section 9.05, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnitee and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.

         (b) The Indemnitor may settle such third-party claim only if it has agreed to contest the claim in accordance with subsection 9.06(a) above. In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not without the Indemnitee's prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand in any manner that may materially adversely affect the Indemnitee.

         9.07 REIMBURSEMENT. At the time the amount of any liability on the part of the

Indemnitor under this Article IX is determined (which in the case of payments to third persons shall be the earlier of (i) the date of payment by Indemnitee to such third parties in accordance with the terms of this Agreement or (ii) the date that a court of competent jurisdiction or arbitration panel shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall within 30 days of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

                   ARTICLE X. EFFECT OF TERMINATION/PROCEEDING

         10.01 RIGHT TO TERMINATE. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.04:

                  (a) by the mutual written consent of Purchaser and Seller; or

                  (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on August 30, 1999, or such later date as is required in order to comply with any necessary waiting period under the HSR Act; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or results in the failure of the Closing to occur on or prior to the aforesaid date.

         10.02 REMEDIES. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, including the right to specific performance of this Agreement, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorney's fees).

                           ARTICLE XI. MISCELLANEOUS.

         11.01 ENTIRE AGREEMENT. This Agreement, Seller's Additional Agreements and Purchaser's Additional Agreements (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

         11.02 GOVERNING LAW; ARBITRATION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflicts of law principles for such state). The parties hereto agree that, upon the written demand of either party, any controversy or claim arising hereunder, except as provided in Section 1.03, shall be resolved by submission to binding arbitration by the American Arbitration Association (the "AAA") in accordance with their then prevailing rules and procedures. Such arbitration shall be before a panel of three arbitrators, one to be appointed by Seller, one by Purchaser and one by the AAA. If any such arbitrator is unable or unwilling to serve as such arbitrator, the person entitled to appoint such arbitrator shall appoint an alternate arbitrator. Any such arbitration shall take place at an AAA office located in Wilmington, Delaware. All determinations and the final decision of the arbitration panel shall be by majority vote and shall be in writing and shall set forth the factual and legal basis for the determination and the award. Judgment rendered pursuant to such arbitration shall be final and binding upon the parties without any right of appeal and may be entered in any state or federal court of competent jurisdiction. Each party shall bear its own respective expenses incurred in connection with any arbitration, except that the arbitrators shall have the authority to award reasonable attorney's fees to the prevailing party. All expenses due to AAA for conducting the arbitration shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

         11.03 AMENDMENT; WAIVER. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

         11.04 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, seven (7) days after being deposited with the postal service when mailed by registered mail, return receipt requested, three (3) day after deposit with a courier when sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

         If to Seller, to it at

                  Williams Communications, Inc.
                  One Williams Center, 20th Floor
                  Tulsa, OK 74172
                  Attention: James Dutton
                  Telephone No: (918) 573-4275
                  Telecopy No: (918) 573-6216
         with a copy to

                  Williams Communications Group, Inc.
                  One Williams Center, 41st Floor
                  Tulsa, OK 74172
                  Attention:  General Counsel
                  Telephone No: (918) 573-4205
                  Telecopy No: (918) 573-3005

         If to Purchaser, to it at

                  Genesys
                  4 rue Jules Ferry
                  BP 1145
                  34008 Montpellier Cedex 1
                  France
                  Attention: Francois Legros
                  Telephone No: 011-33-46-7062-757
                  Telecopy No: 011-33-46-7062-790

                  and

                  Genesys
                  4 rue Jules Ferry
                  BP 1145
                  34008 Montpellier Cedex 1
                  France
                  Attention: Marie Capela
                  Telephone No: 011-33-46-7062-763
                  Telecopy No: 011-33-46-7062-750

         with a copy to

                  Breslow & Walker, LLP
                  767 Third Avenue
                  New York, NY 10017
                  Attention: Joel M. Walker, Esq.
                  Telephone No: (212) 832-1930
                  Telecopy No: (212) 888-4955

         11.05 SEPARABILITY. If any provision of this Agreement is held by the AAA or any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         11.06 ASSIGNMENT AND BINDING EFFECT. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others, except that Purchaser may assign its rights to one or more of its Affiliates and such Affiliate or Affiliates may assume Purchaser's obligations hereunder, provided that Purchaser shall remain liable as a guarantor of the obligations of the Affiliate or Affiliates. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

         11.07 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         11.08 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof, provided that receipt of such facsimile is confirmed in writing. Original copies shall follow by documented overnight delivery.

         11.09 INTERPRETATION. Article titles and headings to sections are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a
Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as they may be amended or supplemented from time to time; references to "Article", "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or "Schedule" hereto; references to "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in the United States.

         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

                          WILLIAMS COMMUNICATIONS, INC.

                          By:     /s/ JAMES W. DUTTON
                                  --------------------------------
                                  Name:  James W. Dutton
                                  Title: Authorized Representative

                          CONFERENCING ACQUISITION CORPORATION

                          By:     /s/ JAMES W. DUTTON
                                  --------------------------------
                                  Name:  James W. Dutton
                                  Title: Authorized Representative

                          GENESYS, S.A.

                          By:     /s/ FRANCOIS LEGROS
                                  --------------------------------
                                  Name:  Francois Legros
                                  Title: Chairman & CEO